Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

The Target Portfolio Trust:

We consent to the incorporation by reference in the registration statement (Nos. 811-07064 and 033-50476) on Form N-1A of The Target Portfolio Trust (comprised of Intermediate Term Bond Portfolio, International Bond Portfolio, International Equity Portfolio, Large Cap Growth Portfolio, Large Cap Value Portfolio, Small Cap Growth Portfolio, Small Cap Value Portfolio, Mortgage-Backed Securities Portfolio, Total Return Bond Portfolio and US Government Money Market Portfolio, hereafter referred to as the “Trust”) of our report dated December 28, 2007, with respect to the statements of assets and liabilities, including the portfolios of investments, of the Trust as of October 31, 2007, and the related statements of operations for the ten-month period ended October 31, 2007 and the year ended December 31, 2006, the statements of changes in net assets for the ten-month period ended October 31, 2007 and each of the years in the two-year period ended December 31, 2006 and the financial highlights for the ten-month period ended October 31, 2007 and each of the years in the three-year period ended December 31, 2006, which report appears in the October 31, 2007 annual report on Form N-CSR of the Trust.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

December 28, 2007